Exhibit 99.1

IMS Health Delivers 12 Percent Revenue and 11 Percent Operating Income Growth in Second Quarter

NORWALK, Conn.--(BUSINESS WIRE)--IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced second-quarter 2008 revenue of $600.7 million, up 12 percent or 4 percent on a constant-dollar basis, compared with revenue of $537.5 million for the second quarter of 2007.

Operating income in the second quarter of 2008 was $131.4 million, up 11 percent or 1 percent constant dollar, compared with $118.1 million in the year-earlier period.

“Led by 26 percent growth in our Consulting and Services business and accelerating results in the emerging markets, IMS delivered a very solid quarter,” said David R. Carlucci, IMS chairman and chief executive officer. “In this dynamic healthcare environment, demand remains strong for our offerings designed to help clients improve their commercial productivity. In addition, our continued focus on cost and expense management contributed to an improved operating income and cash flow performance.”

Second-quarter 2008 diluted earnings per share on a GAAP basis was $0.42, compared with $0.36 in the prior-year quarter, an increase of 17 percent. When adjusted for the phasing of foreign exchange hedge gains and losses, and the phasing of tax benefits in the second quarter of 2007, earnings per share on a non-GAAP basis for this year’s second quarter would have grown $0.01 year over year, to $0.40 (See Note c to the financial tables).

Net income on a GAAP basis was $77.7 million, compared with $73.4 million in the year-earlier quarter, an increase of 6 percent. When adjusted for the phasing of foreign exchange hedge gains and losses, and the phasing of tax benefits in the second quarter of 2007, net income on a non-GAAP basis for the 2008 second quarter would have been $73.5 million, compared with $78.8 million in the year-earlier quarter (See Note c to the financial tables).

First-Half 2008 Results

For the first half of 2008, revenues were $1,174.9 million, up 12 percent or 5 percent constant dollar, compared with revenue of $1,047.8 million for the first half of 2007. First-half 2008 operating income was $247.8 million, up 8 percent on a reported basis and down 1 percent constant dollar, compared with $229.2 million in the year-earlier period.

For the first six months of 2008, diluted earnings per share on a GAAP basis was $0.74, compared with $0.79 in the prior-year period. When adjusted for the phasing of foreign exchange hedge gains and losses, and the phasing of tax benefits in the second quarter of 2007, earnings per share for the 2008 first half on a non-GAAP basis would have grown $0.03 year over year to $0.77 (See Note c to the financial tables).

Net income on a GAAP basis was $136.9 million, compared with $159.0 million in the first half of 2007. When adjusted for the phasing of foreign exchange hedge gains and losses, and the phasing of tax benefits in the second quarter of 2007, net income for the first six months of 2008 on a non-GAAP basis would have been $141.6 million, compared with $149.3 million for the first half of 2007 (See Note c to the financial tables).

Balance Sheet Highlights

IMS’s cash and cash equivalents as of June 30, 2008 totaled $220.7 million, compared with $218.2 million on December 31, 2007. Total debt as of June 30, 2008 was $1,472.9 million, up from $1,203.2 million at the end of 2007 and down from $1,567.3 million on March 31, 2008.

Share Repurchase Program, Shares Outstanding

No shares were repurchased during the second quarter. Year-to-date, 10 million shares were repurchased at an average share price of $22.93, for a total cost of $229.3 million. Ten million shares remain authorized and available for repurchase under the December 2007 Board of Directors’ authorization.

The number of shares outstanding as of June 30, 2008 was approximately 181.9 million, compared with 195.0 million as of June 30, 2007.

About IMS

Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.2 billion in 2007 revenue and more than 50 years of industry experience, IMS offers leading-edge market intelligence products and services that are integral to clients’ day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed markets and consumer health offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

Conference Call and Webcast Details

IMS will host a conference call at 8:00 a.m. Eastern Time today to discuss its second-quarter results. To participate, please dial 1 (800) 734-8507 (U.S. and Canada) or 1 (212) 231-2902 (outside the U.S. and Canada) approximately 15 minutes before the scheduled start of the call. The conference call also will be accessible live on the Investor Relations section of the IMS Website at www.imshealth.com. Prior to the conference call, a copy of this press release and any other financial or statistical information presented during the call will be made available in the “Investors” area of IMS’s Website.

A replay of the conference call will be available online on the “Investors” section of the IMS Website and via telephone by dialing 1 (800) 633-8284 (U.S. and Canada) or 1 (402) 977-9140 (outside the U.S. and Canada), and entering access code 21388099 beginning at 10:00 a.m. Eastern Time today.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) regulatory, legislative and enforcement initiatives, particularly in the areas of data access and utilization and tax, (iii) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, (iv) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (v) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate. Additional information on factors that may affect the business and financial results of the company can be found in the filings of the company made from time to time with the Securities and Exchange Commission.

Table 1 IMS Health GAAP Income Statement Three Months Ended June 30 (unaudited, in millions except per share)

	2008 GAAP	2007 GAAP	% Fav (Unfav)	Non-GAAP Constant $ Growth %
Revenue (a) (b)
Sales Force Effectiveness	$271.1	$246.2	10%	2
Portfolio Optimization	168.2	157.9	6	(1)
Launch, Brand and Other	161.5	133.3	21	13
Total	600.7	537.5	12	4

Revenue Detail:
Information & Analytics (“I&A”) Revenue	453.4	420.6	8	0
Consulting & Services (“C&S”) Revenue	147.3	116.9	26	18
Total Revenue	600.7	537.5	12	4

Operating Expenses (b)
Operating Costs of I&A	(192.2)	(177.8)	(8)
Direct and Incremental Costs of C&S	(73.7)	(55.8)	(32)
Selling and Administrative	(168.1)	(154.4)	(9)
External-use Software Amortization	(13.0)	(12.4)	(5)
Depreciation and Other Amortization	(22.4)	(18.9)	(18)
Total	(469.3)	(419.3)	(12)

Operating Income (a)	131.4	118.1	11%	1

Interest expense, net	(9.0)	(7.7)	(17)
Gains (losses) from investments, net	0.0	2.2	NM
Other Income (Expense), net	(7.8)	0.0	NM
Pretax Income	114.6	112.6	2

Provision for Income Taxes	(36.9)	(39.2)	6
Net Income	77.7	73.4	6

Diluted EPS:
Total Diluted EPS	$ 0.42	$0.36	17%

Shares Outstanding:
Weighted Average Diluted	183.9	201.1
End-of-Period Actual	181.9	195.0
Weighted Average Basic	181.7	196.5

The accompanying notes are an integral part of these financial tables.

Table 2 IMS Health GAAP Income Statement Six Months Ended June 30 (unaudited, in millions except per share)

	2008 GAAP	2007 GAAP	% Fav (Unfav)	Non-GAAP Constant $ Growth %
Revenue (a) (b)
Sales Force Effectiveness	$536.6	$479.3	12%	5
Portfolio Optimization	334.5	314.1	6	0
Launch, Brand and Other	303.8	254.5	19	12
Total	1,174.9	1,047.8	12	5

Revenue Detail:
Information & Analytics (“I&A”) Revenue	909.6	828.7	10	3
Consulting & Services (“C&S”) Revenue	265.3	219.1	21	14
Total Revenue	1,174.9	1,047.8	12	5

Operating Expenses (b)
Operating Costs of I&A	(385.5)	(348.5)	(11)
Direct and Incremental Costs of C&S	(141.7)	(114.3)	(24)
Selling and Administrative	(330.8)	(294.1)	(12)
External-use Software Amortization	(25.8)	(23.6)	(9)
Depreciation and Other Amortization	(43.4)	(38.1)	(14)
Total	(927.1)	(818.6)	(13)

Operating Income (a)	247.8	229.2	8%	(1)

Interest expense, net	(17.7)	(14.4)	(22)
Gains (losses) from investments, net	0.0	2.0	NM
Other Income (Expense), net	(28.6)	(2.8)	NM
Pretax Income	201.5	213.9	(6)

Provision for Income Taxes	(64.6)	(55.0)	(18)
Net Income	136.9	159.0	(14)

Diluted EPS:
Total Diluted EPS	$ 0.74	$ 0.79	(6)%

Shares Outstanding:
Weighted Average Diluted	185.0	200.9
End-of-Period Actual	181.9	195.0
Weighted Average Basic	183.4	196.6

The accompanying notes are an integral part of these financial tables.

Table 3 IMS Health Selected Consolidated Balance Sheet Items (unaudited, in millions)

	June 30, 2008	Dec. 31, 2007

Cash and cash equivalents	$220.7	$218.2

Accounts receivable, net	444.6	415.9

Total long-term debt	1,472.9	1,203.2

The accompanying notes are an integral part of these financial tables.

IMS Health

NOTES TO FINANCIAL TABLES

a) Reference to Constant-Dollar Growth (non-GAAP). “Constant-dollar growth (non-GAAP)” rates eliminate the impact of year-over-year foreign currency fluctuations (Tables 1 and 2). IMS reports results in U.S. dollars but does business on a global basis. Exchange rate fluctuations affect the rates at which IMS translates foreign revenues and expenses into U.S. dollars and have important effects on results. In order to illustrate these effects, IMS provides the magnitude of changes in revenues and operating income in constant-dollar terms. IMS uses results at constant-dollar rates for purposes of global business decision-making, including developing budgets and managing expenditures. IMS management believes this information, when read together with U.S. GAAP results, facilitates a comparative view of business growth. Constant-dollar rates are not prepared under U.S. GAAP and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results. The method IMS uses to prepare constant-dollar rates differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

b) Revenue and operating expenses in 2007 reflect reclassifications to make them comparable with the 2008 presentation.

c) Net income and fully diluted EPS for the three and six months ended June 30, 2008 included the following notable items:

  In Other income (expense), net, a $3.0 million foreign exchange hedge loss for the three months ended June 30, 2008, of which $6.5 million ($4.2 million net of taxes, or $0.02 EPS benefit) related to hedging operating income anticipated to be earned in the second-half of 2008. A $20.3 million foreign exchange hedge loss for the six months ended June 30, 2008, of which $7.3 million ($4.8 million net of taxes, or $0.03 EPS impact) related to hedging operating income anticipated to be earned in the second-half of 2008.
  After adjusting for these items, on a non-GAAP basis, net income and diluted EPS would have been $73.5 million and $141.6 million and $0.40 and $0.77 for the three and six months ended June 30, 2008, respectively.

Net income and fully diluted EPS for the three and six months ended June 30, 2007 included the following notable items:

  In Provision for income taxes, a $20.9 million tax benefit during the first quarter of 2007 arising from the settlement of a foreign tax audit and the reorganization of certain subsidiaries; if $5.2 million ($0.03 EPS impact) of this benefit was included in the three months ended June 30, 2007 for non-GAAP measures, and $10.4 million ($0.05 EPS impact) was phased into the second-half for non-GAAP measures, each quarter’s effective tax rate would have been approximately 31%.
  After adjusting for this item and the phasing of foreign exchange losses ($0.2 million and $0.7 million, net of taxes for the three and six months ended June 30, 2007), on a non-GAAP basis, net income and diluted EPS would have been $78.8 million and $149.3 million and $0.39 and $0.74 for the three and six months ended June 30, 2007, respectively.

References are made to results after adjusting certain U.S. GAAP measures to reflect notable items to the extent that management believes adjusting for these items will facilitate comparisons across periods and more clearly indicate trends. Certain non-GAAP measures are those used by management for purposes of global business decision making, including developing budgets and managing expenditures. Any such measures presented on a non-GAAP basis are not prepared under a comprehensive set of accounting rules and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results.

Amounts presented in the financial tables may not add due to rounding.

These financial tables should be read in conjunction with IMS Health’s filings previously made or to be made with the Securities and Exchange Commission.

CONTACT:
IMS Health
Darcie Peck, Investor Relations, 203-845-5237
dpeck@imshealth.com
or
Gary Gatyas, Communications, 610-834-4596
ggatyas@us.imshealth.com